Exhibit 1

Durban Roodepoort Deep, Limited

(Incorporated in the Republic of South Africa)

(Registration number 1895/000926/06)

(Share code: DUR)

(ISIN: ZAE 000015079)

(ARBN number: 086 277 616)

(NASDAQ Trading Symbol: DROOY)

(“DRD”)

DRD REJECTS EMPEROR INDEPENDENT EXPERT REPORT

DRD has remained committed to its bid of one DRD share for five Emperor Mines Limited (“Emperor”) shares for control of the company.

In a letter to Emperor shareholders, DRD CEO, Ian Murray, rejected an Independent Expert’s report included in Emperor’s Target Statement response to DRD’s Bidders’ Statement.

Murray said DRD believed the Independent Expert over-valued Emperor.

“Following our thorough review of the Target Statement we remain committed to our initial offer,” Murray said.

“We do not agree with the Independent Expert’s valuation of Emperor shares at $1.00-$1.32 per share. We have conducted due diligence on Emperor’s assets both before and after announcing the offer and nothing we have seen supports a value in this range.”

“There is also a significant discrepancy between the valuation range and the market price of 67 cents at which Emperor was trading immediately prior to DRD’s announcement of its takeover offer. The market just does not get it that wrong.”

Since the announcement of DRD’s offer, the Emperor share price has traded in line with DRD’s implied offer and has not adjusted to reflect the Independent Expert’s valuation range.

“At the time of announcement, DRD’s offer represented a 32% premium to the price at which Emperor shares were trading. As we stated in the Bidder’s Statement, we believed that a takeover premium of 32% was attractive. The Independent Expert has stated that an appropriate premium for control for Emperor would be in the range of 30% to 35%.”

Murray added that DRD is also of the opinion that short term funding is an important issue for Emperor, and that Emperor’s cash position needs to be closely monitored due to the current volatility of the gold price and the historical underperformance of the Vatukoula mine.

DRD announced on 6 May 2004 that it was extending its offer to Emperor shareholders for another four weeks. The offer is now due to close at 7pm (Sydney time) on Friday, 11 June 2004 unless withdrawn or extended in accordance with the Corporations Act.

Queries:

South Africa

Investor and Media Relations

Ilja Graulich, Durban Roodepoort Deep, Limited

+27 11 381 7826 (office)

+27 83 604 0820 (mobile)

James Duncan, Russell & Associates

+27 11 880 3924 (office)

+27 82 892 8052 (mobile)

Australasia

Investor and Media Relations

Paul Downie, Porter Novelli

+61 893 861 233 (office)

+61 414 947 129 (mobile)

United Kingdom/Europe

Investor and Media Relations

Phil Dexter, St James’s Corporate

+44 207 499 3916 (office)

+44 779 863 4398

North America

Investor Relations

Susan Borinelli, Breakstone & Ruth International

+1 646 536 7018 (office)

+1 917 570 8421 (mobile)

Media Relations

Jessica Anderson, Breakstone & Ruth International

+1 646 536 7002 (office)

+1 347 423 5859 (mobile)

Johannesburg

13 May 2004